Exhibit 99.1

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: March 17, 2009

/s/ Moshe Alafi
Moshe Alafi

/s/ Christopher Alafi
Christopher Alafi

ALAFI CAPITAL COMPANY, LLC

By: /s/ Christopher Alafi
Christopher Alafi, Managing Partner

ALAFI FAMILY FOUNDATION

By: /s/ Christopher Alafi
Christopher Alafi, Vice President